REGISTRATION STATEMENT NO. 333-_____

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                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549

                          ---------------------

                                FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                          ---------------------
                        NATIONAL RURAL UTILITIES
                    COOPERATIVE FINANCE CORPORATION
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                          DISTRICT OF COLUMBIA
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                              52-089-1669
                  (I.R.S. EMPLOYER IDENTIFICATION NO.)

                          2201 COOPERATIVE WAY
                      HERNDON, VIRGINIA 20171-3025
                            (703) 709-6700
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
             OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     JOHN JAY LIST, GENERAL COUNSEL
                       NATIONAL RURAL UTILITIES
                    COOPERATIVE FINANCE CORPORATION
                         2201 COOPERATIVE WAY
                      HERNDON, VIRGINIA 20171-3025
                           (703) 709-6700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                       CODE, OF AGENT FOR SERVICE)

                              Copies to:

                           MARK L. WEISSLER
                  MILBANK, TWEED, HADLEY & MCCLOY LLP
                       1 CHASE MANHATTAN PLAZA
                      NEW YORK, NEW YORK  10005

                          ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED
ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                   CALCULATION OF REGISTRATION FEE
=============================================================================
                                       PROPOSED       PROPOSED    AMOUNT
   TITLE OF EACH                       MAXIMUM        MAXIMUM        OF
CLASS OF SECURITIES  AMOUNT TO BE  AGGREGATE PRICE   AGGREGATE   REGISTRATION
 TO BE REGISTERED   REGISTERED (1)  PER UNIT (2)   OFFERING PRICE    FEE
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Floating rate
      demand notes   $300,000,000        100%        $300,000,000    $79,200

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=============================================================================

 (1) Expressed as the principal amount of securities, or in the case of Original Issue Discount Securities, the offering price thereof.

 (2)   Estimated solely for purposes of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION DATED MAY 25, 2000




                   National Rural Utilities
               Cooperative Finance Corporation
                       $300,000,000
                    VARIABLE DENOMINATION
                 FLOATING RATE DEMAND NOTES
          OFFERED AS SET FORTH HEREIN PURSUANT TO
               CFC DAILY LIQUIDITY PROGRAM

                        _____________________



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these debt securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                       _______________________





           The date of this prospectus is       , 2000

                              TABLE OF CONTENTS

                                                                     PAGE


    Where You Can Find More Information About
    National Rural Utilities Cooperative Finance Corporation           3

    CFC                                                                3

    CFC Daily Liquidity Program Summary:

        Interest Rate Information                                      5

        Program Enrollment                                             5

        How to Make a Purchase                                         5

        Purchases By Wire                                              6

        How To Make Investment Withdrawals/Liquidations                6

        The Indenture                                                  7

        Termination, Suspension or
        Modification of Program                                        8

     Rights Not Transferable                                           8

     Use of Proceeds                                                   8

     Plan of Distribution                                              9

     Legal Opinions                                                    9

     Experts                                                           9



You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any attached pricing supplement. We have authorized no one to provide you with different information. You should not assume that the information contained in this prospectus supplement, the attached prospectus or any attached pricing supplement is accurate as of any date other than the date on the front cover of the document. We are not making an offer of these notes in any state where the offer is not permitted.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT
          NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation ("CFC") files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document CFC files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CFC's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    (a)  Annual Report on Form 10-K for the year ended May 31, 1999;
    (b)  Quarterly Reports on Form 10-Q for the quarters ended
         August 31, 1999, November 30, 1999 and February 29, 2000;
    (c) Current Report on Form 8-K dated June 10, 1999, October 13, 1999, February 10, 2000 and May 8, 2000.

    You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

    Steven L. Lilly
    Senior Vice President and Chief Financial Officer
    National Rural Utilities Cooperative Finance Corporation
    Woodland Park, 2201 Cooperative Way
    Herndon, VA  20171-3025
    1-800-424-2954
------------------------------

                                     CFC

     CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. CFC's principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members, and in addition has provided loans or guarantees through National Cooperative Services Corporation in connection with certain lease transactions of its members. Also, through Rural Telephone Finance Cooperative, a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. In addition, through Guaranty Funding Cooperative, a controlled affiliate of CFC established in 1991, CFC provides financing for members to refinance their debt to the Federal Financing Bank of the United States Treasury. CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, VA 20171-3025, and its telephone number is
(703) 709-6700.

     CFC's 1,057 members as of May 31, 1999 include 908 rural utility system members, virtually all of which are consumer-owned cooperatives, 76 service organization members and 73 associate members. The rural utility system members included 838 distribution systems and 70 generation and transmission ("power supply") systems operating in 46 states and U.S. territories.

     CFC's long-term loans to rural utility system members generally have 35-year maturities. Loans are made directly to members or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage or substantially all the rural utility system member's property, including revenues. Loans made to members that also have RUS loans are generally secured ratably with RUS's loans by a common mortgage on substantially all the rural utility system member's property, including revenues. Interest rates on these loans are either fixed or variable. Fixed rates are offered weekly based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. These loans are made on either a secured or an unsecured basis. Rates on these loans may be adjusted semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through Rural Telephone Finance Cooperative. These loans are long-term fixed or variable rate loans with maturities generally not exceeding 15 years and short-term loans.

     At May 31, 1999, CFC had a total of $13,703.4 million of loans outstanding and $1,684.5 million of guarantees outstanding.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally required to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage, often joint with RUS, on the system's property or, in the case of a lease transaction, on the leased property. Holders of $947.3 million of the guaranteed pollution control debt at May 31, 1999 had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At May 31, 1999, the allowance was $212.2 million. At May 31, 1999, CFC's ten largest borrowers had outstanding loans totaling $2,241.5 million, which represented approximately 16.4% of CFC's total loans outstanding. As of May 31, 1999, outstanding guarantees for these same ten borrowers totaled $702.7 million, which represented 41.7% of CFC's total guarantees outstanding, including guarantees of the maximum amounts of lease obligations at such date. On that date, no member had loans and guarantees outstanding in excess of 10% of the aggregate amount of CFC's outstanding loans and guarantees. However, one of the ten largest borrowers, Deseret Generation & Transmission Co-operative, was operating under a restructuring agreement. At May 31, 1999, loans outstanding to Deseret accounted for 4.2% of total loans outstanding. Guarantees outstanding for Deseret accounted for 4.0% of total guarantees outstanding.

     CFC's fixed charge coverage ratio was as follows for the periods indicated:

          Nine months ended                Years ended May 31,
     February 29,    February 28,
        2000            1999        1999   1998   1997   1996   1995
       1.13             1.12        1.12   1.12   1.12   1.12   1.13

     Margins used to compute the fixed charge ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                             CFC DAILY LIQUIDITY
                               PROGRAM SUMMARY

     Rights of participants under the program, the limitations on those rights, and the principal provisions of the program are described in the next few pages. Written or telephone requests for a copy of the program should be directed to National Rural Utilities Cooperative Finance Corporation, 2201 Cooperative Way, Herndon, Virginia 20171-3025, Attention:
Treasury (telephone 1-800-424-2954).

     All purchases under the program will be evidenced under a master note. Confirmations of purchases will be issued to each participant upon purchase. The principal amount of the purchase, plus interest accrued and unpaid thereon, is recorded on a register maintained by CFC as the participant's program account.

     Current account information can be obtained by calling 1-800-424-2954. Further information about the program and assistance in making purchases can be obtained by calling the above number or writing to the above address.

     The program is not equivalent to a bank account and is not subject to the protection of the Federal Deposit Insurance Corporation or other insurance. Since all funds under the program will be received by CFC, participants will not have the advantage of diversification offered by money market funds and will not have the protection provided by the Investment Company Act of 1940. The deposits are not and will not be listed on any securities exchange and there is no secondary market for them.

Interest Rate Information

     The interest rate on the program will be set by CFC on a daily basis. Interest will be calculated on the actual days divided by a 365-day year. The interest rate will not be less than the interest rate set on CFC's directly issued commercial paper for maturities between one and seven days. Information on current interest rates can be obtained by calling CFC's Money Desk at 1-800-424-2954 or through CFC's website at http://www.nrucfc.org. Interest on an account will accrue on a daily basis. Interest will be automatically credited to the account monthly, on the second business day following the end of the month. Participants cannot elect to have interest paid to them monthly. However, amounts may be withdrawn from the account at any time subject to the $50,000 minimum. Interest earned for any given past period under the program is not an indication or representation of future results.

     For purposes of the program, a "business day" is a day on which both the Federal Reserve Bank of New York and CFC are fully open for business.

Program Enrollment

     CFC members and non-members who are currently enrolled as participants in the CFC member commercial paper ("CP") program are automatically enrolled to participate in the program. Members and non-members who are not already established as CFC member CP investors may register to invest in the daily fund program by completing a "CFC Commercial Paper Investor Background Data" form. This form may be obtained by contacting the CFC Money Desk at 1-800-424-2954.

How to Make a Purchase

     Purchases under the program may be made at any time, without charge to members, by wire transfer or by such other means as CFC shall from time to time determine. The minimum initial amount which members may purchase under the program is $50,000. The minimum amount for subsequent purchases is $50,000. A minimum balance of $50,000 must be maintained in each program account at all times. All purchases must be made in U.S. dollars. Program accounts may be opened only by CFC member or affiliate entities.

Purchases By Wire

     Participants may purchase under the program by wiring funds to the program. The wire transfer routing code for CFC's daily fund account at Bank One (Chicago, IL) is 071000013. For all wire purchases, the wire must include the name of the program, the member's name, and the member's alphanumeric identification number (for example, NM013). Funds received by the agent bank on a business day prior to 5:00 pm Eastern time will be credited to the member's account on that day. Funds received after 5:00 pm on a business day Eastern time are credited to the purchaser's account on the next business day. Interest will begin to accrue on the business day the purchase is credited to the participant's account. Attempts to make a purchase through methods other than wire transfer may result in a delay in crediting the purchase to the participant's account. Neither the agent bank nor CFC is responsible for delays in the transfer and wiring of funds.

How to Make Withdrawals/Liquidations

     A participant may make a withdrawal at any time, without fees or penalties, subject to a $50,000 minimum. A participant may liquidate their account at any time, without fees or penalties. Requests for withdrawals by wire transfer may be initiated by telephoning the CFC Money Desk (1-800-424-2954) or making an on-line request via the CFC Member's Extranet. Requests for account liquidation by wire transfer must be initiated by telephoning the CFC Money Desk (1-800-424-2954). Participants liquidating their holdings and closing their program account will receive all accrued and unpaid interest.

Withdrawals/Liquidations by Wire Transfer

     Participants may arrange to have withdrawal or liquidation proceeds of $50,000 or more wire transferred to a pre-designated bank account. If the withdrawal or liquidation request, in proper form, is received by CFC before 11 am Eastern time on a business day, proceeds will normally be wired to the predesignated bank account on that business day. Withdrawal or liquidation proceeds will normally be wired to the pre-designated bank account on the next business day if the withdrawal or liquidation request, in proper form, was received by CFC after 11 am Eastern time. Interest accrues to, but does not include, the business day the proceeds are wired.

     Withdrawal or liquidation instructions must include the name of the program (CFC Daily Fund), the participant's name, the participant's alphanumeric ID number (for example, NM023), the routing code of the pre-designated bank, and the participant's account number at the pre-designated bank. Withdrawal or liquidation instructions may be given by telephoning CFC at 1-800-424-2954. The pre-designated bank may be changed only on written request to CFC with the signature of the participant guaranteed. Neither the agent bank nor CFC is responsible for delays resulting in problems in the Fedwire system or problems with the funds transfer systems of member banks. CFC will not be responsible for the authenticity of withdrawal or liquidation instructions. Withdrawals or liquidations will be sent to a pre-designated account at a bank that is a member of the Federal Reserve Fedwire System, or to a correspondent bank or the pre-designated bank if the pre-designated bank is not a member of the Federal Reserve Fedwire system. If the correspondent bank fails to notify the pre-designated bank immediately, there may be a delay in crediting the funds to the pre-designated bank account. The procedures permitting withdrawals or liquidations by wire may be modified, terminated, or suspended at any time by CFC.

The Indenture

     The notes will be issued under an indenture dated as of May 15, 2000, between CFC and Bank One Trust Company, National Association, as Trustee. A copy of the indenture is filed as an exhibit to the registration statement, filed with the Commission covering the offering under the program. Statements herein relating to the program are subject to the detailed provisions of the indenture.

     The notes will be unsecured obligations of CFC. The notes will not be subject to any sinking fund and will be redeemable at the option of the holder thereof as described below. The notes will rank equal in priority to CFC commercial paper and other unsecured debt.


Optional Redemptions by CFC

     The indenture provides that the notes are subject to partial or full redemption at the option of CFC. Notice of redemption will be given by CFC to holders at least thirty 30 days, but not more than 90 days, prior to the redemption date. The full or partial redemption of the notes, plus accrued and unpaid interest, will be paid by wire transfer to participants whose notes are being redeemed.


Merger, Consolidation and Sale of Assets

     The indenture provides that CFC will not merge or consolidate with another corporation or transfer its assets substantially as an entity to any person unless:

     -the successor is a corporation organized under the laws of any domestic jurisdiction,

     -the successor corporation assumes CFC's obligations under the indenture and the notes issued under the indenture, and

     -immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing.

Events of Default

     The following events are defined in the indenture as events of default:

     -CFC's failure to pay all or any part of the principal or interest when due,

     -CFC's failure to perform or observe any other covenants or agreements in the indenture or the program for 90 days after notice, and

     -events of bankruptcy, insolvency or reorganization of CFC.

     The indenture provides that the trustee shall, within 90 days after the occurrence of an event of default, give notice of all uncured defaults known to it (the term default to include the events specified above without grace periods). However, except in the case of default in the payment of principal or interest on any of the notes, the trustee may withhold such notice if it in good faith determines that the withholding of notice is in the interests of the noteholders.

     CFC is required to furnish to the trustee annually a statement of officers of CFC stating whether or not to their knowledge CFC is in default in the performance of the terms of the indenture and, if CFC is in default, specifying each such default.

     The holders of a majority in aggregate principal amount of all outstanding notes have the right to waive certain defaults and, subject to limitations, to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If an event of default will occurs, the trustee must exercise those rights and powers, and use the degree of care and skill in their exercise, that a prudent person would exercise or use in the conduct of his or her own affairs, but otherwise need only perform the duties specifically set forth in the indenture. The trustee is under no obligation to exercise any of its rights or powers at the request of the noteholders unless they have offered to the trustee reasonable security or indemnity.

Modification of the Indenture

     Under the indenture, CFC's rights and obligations and the rights and obligations of the holders may be modified by CFC with the consent of the holders of at least a majority in principal amount of the notes then outstanding. No such modifications may be made which would:

     -diminish the principal amount of any note, or accrued and unpaid interest thereon, or

     -reduce the stated percentage of notes, the consent of the holders of which is required to modify or alter the indenture, without the consent of the holders of all notes then outstanding.

Concerning the Trustee

     Affiliates of Bank One Trust Company, National Association, the Trustee under the indenture, which are depositaries of CFC, have from time to time agreed to make loans to CFC and have performed other services for CFC in the normal course of their business.

Termination, Suspension or Modification of Program

     CFC expects that the daily liquidity program will continue for the foreseeable future, but reserves the right at any time to terminate, suspend or modify the program. CFC may, in its discretion, temporarily suspend the acceptance of new balances without the suspension constituting a suspension or termination of the program. Any modification that affects the rights or duties of the Trustee may be made only with the consent of the trustee. No termination, modification or suspension may affect the right of a member to redeem amounts credited to the account or diminish the amounts credited thereto as of the effective date of the action.

Rights Not Transferable

     No right or interest in or to a note is assignable or transferable and no attempted assignment or transfer will be effective. Except for redemptions, and except for the right of CFC to debit amounts credited in error to a member, no right or interest of any member in a note or under the program may be made liable for, or subject to, any obligation or liability of the member.


                               USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the notes to the general funds which will be making loans to members, the repayment of short-term borrowings for other corporate purposes.

CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                           PLAN OF DISTRIBUTION

     The notes are being offered on a continuous basis for sale by CFC and no commissions will be paid. CFC may from time to time designate offered agents in certain jurisdictions through whom notes may be offered. These agents will receive no commissions but may be reimbursed for expenses incurred in connection with their efforts. CFC has the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part.

                               LEGAL OPINIONS

     The validity of the notes offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                  EXPERTS

     The audited financial statements included in CFC's Annual Report on Form 10-K for the year ended May 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


              PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

          Registration statement filing fee     $  79,200
          Printing                                 50,000
          Legal fees and expenses                  50,000
          Accountants' fees                         1,500
          Blue sky fees and expenses               10,000
          Fees of trustee                          25,000
          Miscellaneous                            25,000
               TOTAL                             $240,700


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity "to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter." Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

     "To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being of having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjusted in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise."

     The board of directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of the above section. The bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.


ITEM 16.  EXHIBITS.

Exhibit 4.1 Form of Indenture dated as of May 15, 2000 between CFC and Bank One Trust Company, National Association, Trustee.

Exhibit 4.2    Form of Note (included in Exhibit 4-A at pages 1 through 6).

Exhibit 4.3    CFC Daily Liquidity Program.

Exhibit 5 Opinion and consent of Milbank, Tweed, Hadley & McCloy LLP, as to the legality of the notes.

Exhibit 12     Calculation of ratio of margins to fixed charges of CFC.

Exhibit 23.1   Consent of Arthur Andersen LLP.

Exhibit 23.2 Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as part of Exhibit 5.

Exhibit 24     Powers of Attorney (included on signature pages).

Exhibit 25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank One Trust Company, National Association, as Trustee.

ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

                 -to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


                 -to reflect in the prospectus any facts or events arising
                  after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 -to include any material information with respect to the
                  plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the notes offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CFC pursuant to the provisions described under Item 15 above, or otherwise, CFC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CFC of expenses incurred or paid by a director, officer or controlling person of CFC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CFC, as the case may be, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The registrant and each person whose signature appears below hereby authorizes each of Sheldon C. Petersen, Steven L. Lilly and John Jay List (the "Agents") to file one or more amendments (including post-effective amendments) to the registration statement which amendments may make changes in the registration statement as the Agent deems appropriate and the registrant and each person hereby appoints each Agent as attorney-in-fact to execute in the name and on behalf of the registrant and each person, individually and in each capacity stated below, any amendments to the registration statement.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 25th day of May, 2000.


                                NATIONAL RURAL UTILITIES
                                 COOPERATIVE FINANCE CORPORATION

                                By:  /s/  Sheldon C. Petersen
                                     Governor and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons in the capacities and on the dates indicated.



Signature                       Title                                   Date

/s/ Sheldon C. Petersen
Sheldon C. Petersen          Governor and Chief
                             Executive Officer

/s/ Steven L. Lilly
Steven L. Lilly              Senior Vice President and
                             Chief Financial Officer
                             (Principal Financial Officer)

/s/ Steven L. Slepian
Steven L. Slepian            Controller (Principal
                             Accounting Officer)

/s/ Benson Ham
Benson Ham                   President and Director             May 25, 2000

/s/ R. B. Sloan, Jr.
R. B. Sloan, Jr.             Vice President and Director

/s/ Wade R. Hensel
Wade R. Hensel               Secretary-Treasurer and Director

/s/ James M. Andrew
James M. Andrew              Director

/s/ Robert A. Caudle
Robert A. Caudle             Director

/s/ James Duncan
James Duncan                 Director

/s/ Glenn English
Glenn English                Director

/s/ Alden J. Flakoll
Alden J. Flakoll             Director

/s/ James A. Hudelson
James A. Hudelson            Director

/s/ Kenneth Krueger
Kenneth Krueger              Director

/s/ Stephen R. Louder
Stephen R. Louder            Director

/s/ Eugene Meier
Eugene Meier                 Director

/s/ R. Layne Morrill
R. Layne Morrill             Director

/s/ Robert J. Occhi                                             May 25, 2000
Robert J. Occhi              Director

/s/ Clifton M. Pigott
Clifton M. Pigott            Director

/s/ Timothy Reeves
Timothy Reeves               Director

/s/ Brian D. Schlagel
Brian D. Schlagel            Director

/s/ Thomas W. Stevenson
Thomas W. Stevenson          Director

/s/ Clifford G. Stewart
Clifford G. Stewart          Director

/s/ Robert Stroup
Robert Stroup                Director

/s/ Robert C. Wade
Robert C. Wade               Director

/s/ Eldwin A. Wixson
Eldwin A. Wixson             Director

EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION

Exhibit 4.1 Form of Indenture dated as of May 15, 2000 between CFC and Bank One Trust Company, National Association, Trustee.

Exhibit 4.2 Form of Note (included in Exhibit 4.1 at pages 1 through 6).

Exhibit 4.3     CFC Daily Liquidity Program.

Exhibit 5       Opinion and consent of  Milbank, Tweed,
                Hadley & McCloy LLP, as to the legality of the notes.

Exhibit 12 Calculation of ratio of margins to fixed charges of CFC.

Exhibit 23.1    Consent of Arthur Andersen LLP.

Exhibit 23.2 Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as part of Exhibit 5.

Exhibit 24 Powers of Attorney (included on signature pages of the Registration Statement).

Exhibit 25 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank One Trust Company, National Association, as Trustee.

                                                                  EXHIBIT 5


May 24, 2000

National Rural Utilities Cooperative
     Finance Corporation
2201 Cooperative Way
Herndon, Virginia  20171-3025

Dear Sirs:

     We have acted as special counsel for National Rural Utilities Cooperative Finance Corporation ("CFC") in connection with the proposed public offering from time to time, directly to purchasers or through agents or underwriters to be designated from time to time, of the notes of CFC, such notes to be issued under an indenture dated as of May 15, 2000, between CFC and Bank One Trust Company, National Association, as Trustee, as contemplated in CFC's Registration Statement filed on Form S-3 on the date hereof pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). We submit this opinion for use as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the prospectus.

     We have investigated the corporate status of CFC and have examined the corporate proceedings authorizing the creation and issuance of the Debt Securities.

     Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the notes, when duly authorized and executed by CFC and authenticated by or on behalf of the Trustee pursuant to the terms of the indenture, and issued for value in accordance with the terms of the indenture and applicable resolutions of the Board of Directors of CFC, will be the validly issued, binding obligations of CFC.


                                        Very truly yours,

                                        Milbank, Tweed, Hadley & McCloy LLP


                                                                 EXHIBIT 12

           NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

              COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                       (Dollar amounts in thousands)



                                        FOR THE NINE
                                         MONTHS ENDED
                                   February 29,  February 28,           FOR THE YEARS ENDED MAY 31,
                                        2000         1999         1999      1998       1997       1996       1995
Net margins before
  extraordinary loss                 $ 81,207     $ 56,714    $ 76,439   $ 62,216   $ 54,736   $ 50,621   $ 45,212
Add:  Fixed charges                   620,146      483,200     664,109    540,535    475,729    426,079    361,338

Margins available
  for fixed charges                  $701,353     $539,914    $740,548   $602,751   $530,465   $476,700   $406,550

Fixed charges:
   Interest on all debt
    (including amortization
    of discount and issuance costs)  $620,146     $483,200    $664,109   $540,535   $475,729   $426,079   $361,338


   Total fixed charges               $620,146     $483,200    $664,109   $540,535   $475,729   $426,079   $361,338

Ratio of margins
   to fixed charges                      1.13         1.12        1.12       1.12       1.12       1.12       1.13


                                                           EXHIBIT 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated July 16, 1999 included in National Rural Utilities Cooperative Finance Corporation's Form 10-K for the year ended May 31, 1999 and to all references to our Firm included in this Registration Statement.

ARTHUR ANDERSEN LLP


Vienna, VA
May 24, 2000